Exhibit 10.2

THE GREENBRIER COMPANIES

NONQUALIFIED DEFERRED COMPENSATION PLAN

Amendment No. 4

The Greenbrier Companies, Inc. (the “Company”) hereby adopts this Amendment No. 4 to The Greenbrier Companies Nonqualified Deferred Compensation Plan (the “Plan”) in order to permit the Company to make discretionary contributions on behalf of selected Participants in the Plan who do not participate in the Target Benefit Program under the Plan. This Amendment No. 4 is effective as of October 28, 2014 (the “Effective Date”) and amends the terms of the Adoption Agreement for the Plan executed on December 29, 2009, as previously amended.

1. Contributions. Section 2.03 of the Adoption Agreement is amended by adding the following provisions to Section 2.03(e) of the Adoption Agreement:

“Supplemental Retirement Program. The Company has adopted this Supplemental Retirement Program to provide supplemental retirement benefits to selected employees of the Company who do not participate in the Target Benefit Program under the Plan.

A. Selection of Eligible Participants. The Compensation Committee may, from time-to-time select employees of the Company or its affiliates who shall be eligible to receive annual discretionary Company contributions which shall be credited to a Supplemental Retirement Program Account on their behalf under the Plan. Employees who participate in the Target Benefit Program under the Plan shall not be eligible to receive Supplemental Retirement Program Contributions. The employees who are eligible to participate in the Supplemental Retirement Program under the Plan as of the Effective Date are set forth on Appendix A. Any additional employees shall begin participating in the Supplemental Retirement Program on the date specified in their designation of eligibility. If no date is specified in the designation of eligibility, the initial contribution shall be made in January next following the date of the designation, for the calendar year during which the Participant was designated as eligible to participate in the Supplemental Retirement Program.

B. Supplemental Retirement Program Contributions. Beginning with respect to the 2014 calendar year, the Company shall, subject to approval by the Compensation Committee, make an annual discretionary Supplemental Retirement Program Contribution on behalf of each eligible Participant, in an amount equal to 6% of the Participant’s annual base salary as then in effect plus actual bonus earned in the most recent fiscal year. Supplemental Retirement Program contributions shall be credited to eligible Participants’ accounts in January of the calendar year following the year for which the contribution is made. Participants’ benefits under the Supplemental Retirement Program shall be fully vested and non-forfeitable at all times.

C. Investment Options. Participants may direct the investment of their Supplemental Retirement Program accounts in accordance with the terms of the Plan.’

2. Effective Date. This Amendment No. 4 shall be effective as of the date set forth above. Except as hereby amended, the Plan shall remain in full force and effect.

THE GREENBRIER COMPANIES, INC.

By:	/s/ Mark J. Rittenbaum
Title:	Executive Vice President and Chief Financial Officer

The Supplemental Retirement Program as set forth in this Amendment No. 4 to The Greenbrier Companies Nonqualified Deferred Compensation Plan was adopted and approved by the Compensation Committee of the Board of Directors on October 28, 2014.

APPENDIX A TO AMENDMENT NO. 4 TO THE GREENBRIER COMPANIES

NONQUALIFIED DEFERRED COMPENSATION PLAN

As of the Effective Date of Amendment No. 4, the employees who are eligible to participate in the Supplemental Retirement Program under the Plan are the following:

1.	William A. Furman

2.	Martin Baker

3.	Adrian Downes

4.	William Glenn

5.	Walter T. Hannan

6.	Lorie L. Tekorius

7.	Anne T. Manning

8.	Brian Comstock

9.	James Cowan

10.	Martin Graham

11.	Rick Turner